                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*



                                  I-Many, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44973Q103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                      [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G

---------------------                                         ------------------

CUSIP No. - 44973Q103                                         Page 2 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       MSD Portfolio L.P. - Investments
                       13-4019104
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

                                           2,146,500
                         -------------------------------------------------------
    NUMBER OF                  6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY                            0
     OWNED BY            -------------------------------------------------------
       EACH                    7      SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                               2,146,500
       WITH              -------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
              9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                         PERSON

                                 3,363,652
--------------------------------------------------------------------------------
              10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                         CERTAIN SHARES                                      [ ]


--------------------------------------------------------------------------------
              11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 10.5%
--------------------------------------------------------------------------------
              12         TYPE OF REPORTING PERSON

                                 PN
--------------------------------------------------------------------------------

---------------------                                         ------------------

CUSIP No. - 44973Q103                                         Page 3 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       DBV Investments, L.P.
                       74-2907558
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

                                           842,188
                         -------------------------------------------------------
    NUMBER OF                  6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY                            0
     OWNED BY            -------------------------------------------------------
       EACH                    7      SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                               842,188
       WITH              -------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
              9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                         PERSON

                                 3,363,652
--------------------------------------------------------------------------------
              10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                         CERTAIN SHARES                                      [ ]


--------------------------------------------------------------------------------
              11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 10.5%
--------------------------------------------------------------------------------
              12         TYPE OF REPORTING PERSON

                                 PN
--------------------------------------------------------------------------------

---------------------                                         ------------------

CUSIP No. - 44973Q103                                         Page 4 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       MSD EC I, LLC
                       13-4096519
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

                                           126,098
                         -------------------------------------------------------
    NUMBER OF                  6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY                            0
     OWNED BY            -------------------------------------------------------
       EACH                    7      SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                               126,098
       WITH              -------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
              9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                         PERSON

                                 3,363,652
--------------------------------------------------------------------------------
              10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                         CERTAIN SHARES                                      [ ]


--------------------------------------------------------------------------------
              11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 10.5%
--------------------------------------------------------------------------------
              12         TYPE OF REPORTING PERSON

                                 OO
--------------------------------------------------------------------------------

---------------------                                         ------------------

CUSIP No. - 44973Q103                                         Page 5 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Vermeer Investments, LLC
                       13-4048340
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

                                           124,433
                         -------------------------------------------------------
    NUMBER OF                  6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY                            0
     OWNED BY            -------------------------------------------------------
       EACH                    7      SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                               124,433
       WITH              -------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
              9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                         PERSON

                                 3,363,652
--------------------------------------------------------------------------------
              10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                         CERTAIN SHARES                                      [ ]


--------------------------------------------------------------------------------
              11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 10.5%
--------------------------------------------------------------------------------
              12         TYPE OF REPORTING PERSON

                                 OO
--------------------------------------------------------------------------------

---------------------                                         ------------------

CUSIP No. - 44973Q103                                         Page 6 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Black Marlin Investments, LLC
                       13-4048344
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

                                           124,433
                         -------------------------------------------------------
    NUMBER OF                  6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY                            0
     OWNED BY            -------------------------------------------------------
       EACH                    7      SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                               124,433
       WITH              -------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
              9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                         PERSON

                                 3,363,652
--------------------------------------------------------------------------------
              10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                         CERTAIN SHARES                                      [ ]


--------------------------------------------------------------------------------
              11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 10.5%
--------------------------------------------------------------------------------
              12         TYPE OF REPORTING PERSON

                                 OO
--------------------------------------------------------------------------------

                                                              ------------------

                                                              Page 7 of 10 Pages
                                                              ------------------

Item 1(a)         Name of Issuer:

                  I-Many, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  537 Congress Street, 5th Floor
                  Portland, Maine 04101-3353

Item 2(a)         Names of Persons Filing:

                  MSD Portfolio L.P. - Investments
                  DBV Investments, L.P.
                  MSD EC I, LLC
                  Vermeer Investments, LLC
                  Black Marlin Investments, LLC

Item 2(b)         Addresses of Principal Business Offices:

                  MSD Portfolio L.P. - Investments, DBV Investments, L.P., MSD EC I, LLC, Vermeer Investments, LLC, Black Marlin Investments,
                  LLC:

                  780 Third Avenue, 43rd Floor
                  New York, New York, 10017

Item 2(c)         Citizenship:

                  MSD Portfolio L.P. - Investments - Delaware
                  DBV Investments, L.P. - Delaware
                  MSD EC I, LLC - Delaware
                  Vermeer Investments, LLC - Delaware
                  Black Marlin Investments, LLC - Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.0001 per share

Item 2(e)         CUSIP Number:

                  44973Q103

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                                                              Page 8 of 10 Pages
                                                              ------------------

Item 3            Status of Persons Filing:

                  (a)  [ ]  Broker or dealer registered under section 15 of the
                            Act (15 U.S.C. 78o);

                  (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15
                            U.S.C. 78c);

                  (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d)  [ ]  Investment company registered under section 8 of the
                            Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e)  [ ]  An investment adviser in accordance with Section
                            240.13d-1(b)(1)(ii)(E);

                  (f)  [ ]  An employee benefit plan or endowment fund in
                            accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)  [ ]  A parent holding company or control person in
                            accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)  [ ]  Group, in accordance with Section
                            240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 3,363,652 shares of Common Stock, par value $.0001 per share.

                           This statement is filed on behalf of a group consisting of MSD Portfolio L.P. - Investments ("MSD"), DBV Investments, L.P. ("DBV"), MSD EC I, LLC ("EC"), Vermeer Investments, LLC ("Vermeer") and Black Marlin Investments, LLC ("Black Marlin") sometimes referred to collectively as the "MSD Reporting Group." MSD, DBV, EC, Vermeer and Black Marlin are all affiliated with MSD Capital, L.P., the general partner of MSD (the "General Partner"). The general partner of the General Partner is MSD Capital Management, LLC, a Delaware limited liability company. The general manager of DBV is DRT Capital, L.L.C., a Delaware limited liability company. In the aforementioned capacities, MSD, DBV, EC, Vermeer and Black Marlin each may be deemed to be the beneficial owner of the shares of I-Many, Inc. common stock beneficially owned by the other members of the group.

                           As of December 31, 2000: (i) MSD was the record owner of 2,146,500 shares of common stock of I-Many, Inc.;
                           (ii) DBV was the record owner of 842,188 shares of common stock of I-Many, Inc.; (iii) EC was the record owner of 126,098 shares of common stock of I-Many, Inc.; (iv) Vermeer was the record owner of 124,433 shares of common stock of I-Many, Inc.; and (v) Black Marlin was the record owner of 124,433 shares of common stock of I-Many, Inc.

                  (b)      Percent of Class: 10.5%.

                                                              ------------------

                                                              Page 9 of 10 Pages
                                                              ------------------

                  (c)      Number of shares as to which each person has:

                           (i)      sole power to vote or to direct the vote:

                                             See Item 5 of each cover page.

                           (ii)     shared power to vote or to direct the vote:
                                    0.

                           (iii) sole power to dispose or to direct the disposition of:

                                             See Item 7 of each cover page.

                           (iv) shared power to dispose or to direct the disposition of: 0.

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             -------------------

                                                             Page 10 of 10 Pages
                                                             -------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001

                                  MSD PORTFOLIO, L.P. - INVESTMENTS

                                  By:    MSD Capital, L.P., its general partner


                                         By: /s/ MARC LISKER
                                             -----------------------------------
                                                    Marc Lisker, General Counsel

                                  DBV INVESTMENTS, L.P.

                                  By:    DRT Capital, LLC, its general partner


                                         By: /s/ MARC LISKER
                                             -----------------------------------
                                                    Marc Lisker, General Counsel

                                  MSD EC I, LLC


                                         By: /s/ MARC LISKER
                                             -----------------------------------
                                                    Marc Lisker, General Counsel

                                  VERMEER INVESTMENTS, LLC


                                         By: /s/ MARC LISKER
                                             -----------------------------------
                                                    Marc Lisker, General Counsel

                                  BLACK MARLIN INVESTMENT, LLC


                                         By: /s/ MARC LISKER
                                             -----------------------------------
                                                    Marc Lisker, General Counsel

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------

   1 Joint Filing Agreement, dated as of February 14, 2001, entered into by and among MSD Portfolio L.P. -
                         Investments, DBV Investments, L.P., MSD EC I, LLC,
                         Vermeer Investments, LLC, Black Marlin Investments,
                         LLC.